Exhibit 99.1

Contact:	Brian Begley Investor Relations 1845 Walnut Street Philadelphia, PA 19103 (215) 832-4123 (215) 561-5692 (facsimile)

Atlas Energy Resources, LLC to Acquire

DTE Gas & Oil Company for $1.225 Billion

Atlas Energy Provides Update to Distribution Guidance;

Conference Call Scheduled to Discuss Details of the Transaction

Pittsburgh, PA May 20, 2007 - Atlas Energy Resources, LLC (NYSE: ATN) (the “Company” or “Atlas Energy”) announced today that it has signed a definitive purchase agreement to acquire DTE Gas & Oil Company (“DGO”), a wholly owned subsidiary of DTE Energy Company (NYSE: DTE), for $1.225 billion in cash, subject to purchase price adjustments and customary closing conditions. The transaction has been unanimously approved by the Board of Directors of the Company and is expected to close on or about June 30, 2007.

As a result of this transaction, Atlas Energy expects to distribute between $2.20 and $2.40 per common unit in 2008, while at the same time intends to increase its distribution coverage ratio from 1.1x to 1.2x. At the mid-point of this range, this payout would represent a 34% increase over Atlas Energy’s current distribution rate of $0.43 per quarter, or $1.72 on an annualized basis.

DGO owns interests in approximately 2,150 natural gas wells producing from the Antrim Shale, located in Michigan’s northern lower peninsula. The Antrim Shale is a mature play characterized by long-lived reserves and predictable production rates. Schlumberger Data Consulting has engineered 613 Bcfe (billion cubic feet of natural gas equivalents) of proved reserves on DGO’s approximately 228,000 net developed acres and 66,000 net undeveloped acres. Dick Redmond, DGO’s current President, has agreed to join Atlas Energy as President of the Company’s new Michigan business unit. DGO has approximately 40 employees based in Traverse City, Michigan.

“This acquisition is a transformative event for our Company”, stated Edward E. Cohen, Chairman and Chief Executive Officer of Atlas Energy. “We will more than quadruple Atlas Energy’s proved reserve base to almost 800 Bcfe and triple our average net daily production to approximately 88 Mmcfe (million cubic feet of natural gas equivalents). These assets will provide even greater stability to our Company’s existing reserve base and will enable us to materially increase our distributions to unitholders.”

Richard D. Weber, President and Chief Operating Officer of the Company added, “The acquisition of DTE Gas & Oil Company gains us long-lived reserves with shallow production declines and minimal drilling risk. Perhaps more importantly, we are inheriting a first rate operating team. We think these assets and this team will be a platform for future acquisitions in Michigan.”

Operational Highlights of DTE Gas & Oil Company:

•	Largest operator in Northern Michigan’s mature Antrim Shale

•	Total proved reserves of 613 Bcfe, 74% of which are proved developed

•	Additional probable and possible reserves of approximately 76 Bcfe

•	Approximately 100% natural gas

•	Over 500 identified drilling locations

•	Approximately 2,150 producing wells; approximately 75% operated; 75% average working interest

•	294,000 net leasehold acres, of which, 66,000 acres are undeveloped

•	Remaining reserve life of over 28 years

•	Shallow decline rates - current PDP decline of 7.5%; ultimate decline rate of 3-4%

•	Low cost operator in the Michigan Basin with LOE’s of $0.55 to $0.60 per mcfe

•	Current daily production of approximately 59 Mmcfe per day; expected to increase to an average of 64 to 66 Mmcfe per day in 2008

•	Atlas Energy intends to drill between 130 and 160 new wells annually using corporate funds

•	Current maintenance capital expenditures of $17 million on an annual basis

Transaction Highlights:

•	$1.225 billion for equity interests in DTE Gas & Oil Company, subject to adjustments for working capital and capital expenditures through close

•	Atlas Energy to receive tax basis step-up in the assets acquired

•	Acquisition financing fully committed through:

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a private placement to institutional investors of $600 million, representing 24 million common and Class D units having a weighted average price of $25.00 per unit; Class D units will convert into common units on a one-for-one basis subject to unitholder approval; Magnetar Capital acted as the lead equity investor in the private placement. The equity financing was also co-led by Omega Advisors, Zimmer Lucas Partners LLC and the Principal Strategies Group of Goldman Sachs & Co.

•	an $850 million senior secured revolving credit facility with an initial borrowing base of $850 million, which will fund the remaining balance of the purchase price

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Atlas America (NASDAQ: ATLS), which currently owns 80% of the existing common units and all of the Class A and management incentive interests in Atlas Energy, has committed to vote its units to convert the Class D units to common units

•	Deal-contingent hedges with prices that approximate the NYMEX curve as of May 18, 2007 as follows:

•	100% of PDP production for the first 24 months from closing,

•	approximately 87% of PDP production for the next 12 months,

•	approximately 80% of PDP production for the following 12 months, and

•	approximately 66% of PDP production for the subsequent 18 month period

Pro forma impact on Atlas Energy:

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Atlas Energy anticipates that its cash distributions to common unitholders will be approximately $0.50 per quarter for the third and fourth quarters of 2007, and between $2.20 and $2.40 per common unit for full year 2008

•	Beginning in the third quarter of 2007, Atlas Energy intends to increase its targeted coverage ratio (distributable cash flow to distributions declared) from approximately 1.1x to 1.2x

•	Atlas Energy’s proved reserves are expected to increase from 181 Bcfe to 794 Bcfe, more than a 330% increase

•	Net daily natural gas production is expected to increase to approximately 88 Mcfe per day, an increase of over 210%

•	Atlas Energy’s reserve life is expected to increase from about 18 years to over 23 years

•	PDP decline is expected to be approximately 10% over the next year

“Our Company intends to take full advantage of hedging commodity exposure on our future production in the Antrim Shale region, in order to preserve steady cash flow from these assets for our unitholders," added Matthew A. Jones, Chief Financial Officer of the Company.

UBS Investment Bank acted as financial advisor and private placement agent to Atlas Energy. JPMorgan Chase Bank, N.A. provided commitments for the Company’s new revolving credit facility.

Interested parties are invited to access the live webcast of the conference call hosted by Atlas Energy to discuss the DGO acquisition on Monday, May 21, 2007 at 3:00 pm Eastern Time by going to the Investor Relations section of Atlas Energy’s website at www.atlasenergyresources.com. To access an audio replay of the call, dial 1-888-286-8010 and enter conference code 30676907.

Atlas Energy Resources, LLC is an energy company focused on the development and production of natural gas and, to a lesser extent, oil principally in the Appalachian Basin. Atlas Energy sponsors and manages tax advantaged investment partnerships, in which it co-invests, to finance the exploitation and development of its acreage.

Atlas America, Inc. owns an 80% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN), an 83% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns the general partner interest in Atlas

Pipeline Partners, L.P. (NYSE: APL), all the incentive distribution rights and 1,641,026 common units of APL. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Energy Resources, LLC believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, failure to complete the DGO acquisition, inability of the Company to successfully integrate DGO’s operations, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Energy’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.